Exhibit 99.1

AvePoint Announces Expiration and Results of the Offer to Purchase and Consent Solicitation Relating to its Warrants

JERSEY CITY, NJ – SEPTEMBER 26, 2024 — AvePoint, Inc. (“AvePoint” or the “Company”) (Nasdaq: AVPT, AVPTW), the global leader in robust data management and data governance, today announced the expiration of its offer to purchase (the “Offer”) all of its outstanding Warrants (as defined below) at a purchase price of $2.50 per Warrant in cash, without interest.

AvePoint’s offer to purchase 17,576,241 publicly traded warrants which were publicly issued and sold as part of the units in the initial public offering of Apex Technology Acquisition Corporation (“Apex”) consummated on September 19, 2019, and which entitle such warrant holders to purchase one share of AvePoint’s common stock, par value $0.0001 per share, at an exercise price of $11.50, subject to certain adjustments (the “Warrants”), expired at 12:00 midnight, Eastern Time, at the end of the day on September 24, 2024 (the “Expiration Date”).

AvePoint has been advised that, as of the Expiration Date, 1,596,314 Warrants had been validly tendered and not validly withdrawn, representing approximately 9.1% of the outstanding Warrants. The Company has accepted all validly tendered Warrants for purchase and expects to settle such purchase promptly. Pursuant to the terms of the Offer, holders of Warrants that were validly tendered and not validly withdrawn prior to the Expiration Date will receive $2.50 for each Warrant tendered. The Company expects to pay an aggregate of approximately $4.0 million in cash to purchase the validly tendered Warrants.

AvePoint also solicited consents (the “Consent Solicitation”) to amend the Warrant Agreement, dated September 16, 2019, by and between Apex and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the Warrants, to permit AvePoint to redeem each outstanding Warrant not tendered in the Offer for $2.00 in cash, without interest, which is approximately 20% less than the price applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the adoption of the Warrant Amendment required the consent of holders of at least 50.1% of the then outstanding Warrants.

As of the Expiration Date, parties representing holders of approximately 9.1% of the outstanding Warrants consented to the Warrant Amendment in the Consent Solicitation. Accordingly, because holders of less than 50.1% of the outstanding Warrants agreed to consent to the Warrant Amendment in the Consent Solicitation, the Warrant Amendment was not approved.

The Offer and Consent Solicitation were made pursuant to an Offer to Purchase, initially dated August 27, 2024 (the “Offer to Purchase”), and a combined Tender Offer Statement and Rule 13e-3 Transaction Statement on Schedule TO (the “Schedule TO”), initially dated August 27, 2024, each as amended and supplemented from time to time, and each of which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and more fully set forth in the terms and conditions of the Offer and Consent Solicitation. AvePoint will file a final amendment to its Schedule TO to disclose the final results of the Offer.

The Company’s common stock and Warrants are listed on The Nasdaq Stock Market LLC under the symbols “AVPT” and “AVPTW,” respectively.

Evercore Group L.L.C. was the Dealer Manager for the Offer and Consent Solicitation. Sodali & Co. was the Information Agent for the Offer and Consent Solicitation, and Continental was the Warrant Agent for the Offer and Consent Solicitation.

Disclaimer

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants. The Offer and Consent Solicitation were made only through the Schedule TO and Offer to Purchase, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Offer to Purchase.

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About AvePoint:

Securing the Future. AvePoint is a global leader in data management and data governance, and over 21,000 customers worldwide rely on our solutions to modernize the digital workplace across Microsoft, Google, Salesforce and other collaboration environments. AvePoint's global channel partner program includes over 3,500 managed service providers, value added resellers and systems integrators, with our solutions available in more than 100 cloud marketplaces. To learn more, visit www.avepoint.com.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including statements regarding the timing and amount of payments to purchase the validly tendered Warrants. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: changes in the competitive and regulated industries in which AvePoint operates, variations in operating performance across competitors, changes in laws and regulations affecting AvePoint’s business and changes in AvePoint’s ability to implement business plans, forecasts, and ability to identify and realize additional opportunities, and the risk of downturns in the market and the technology industry. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of AvePoint’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Copies of these and other documents filed by AvePoint from time to time are available on the SEC's website, www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AvePoint does not assume any obligation and does not intend to update or revise these forward-looking statements after the date of this release, whether as a result of new information, future events, or otherwise, except as required by law. AvePoint does not give any assurance that it will achieve its expectations. Unless the context otherwise indicates, references in this press release to the terms “AvePoint”, “the Company”, “we”, “our” and “us” refer to AvePoint, Inc. and its subsidiaries.

Investor Contact
AvePoint
Jamie Arestia
ir@avepoint.com
(551) 220-5654

Media Contact
AvePoint
Nicole Caci
pr@avepoint.com
(201) 201-8143

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